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                      August 25, 2023

       Julius Rong Luo
       Chief Financial Officer
       Baidu, Inc.
       Baidu Campus
       No. 10 Shangdi 10th Street
       Haidian District, Beijing 100085
       The People   s Republic of China

                                                        Re: Baidu, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-51469

       Dear Julius Rong Luo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Shu Du